Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-252229

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of securities to be registered	Maximum offering price per security	Maximum aggregate offering price	Amount of registration fee(1)
Common Stock, par value $0.01 per share	43,750,000 shares	$8.00	$350,000,000	$38,185
(1)

This filing fee is calculated and being paid pursuant to Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), and relates to the registrant’s Registration Statement on Form S-3ASR (File No. 333-252229) (the “Registration Statement”). In accordance with Rules 456(b) and 457(r) of the Securities Act, the registrant initially deferred payment of the registration fee for the Registration Statement.

Prospectus Supplement

(To Prospectus dated January 19, 2021)

Gevo, Inc.

43,750,000 Shares of Common Stock

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We are offering to certain institutional and accredited investors 43,750,000 shares of our common stock, $0.01 par value per share, in this offering at a purchase price equal to $8.00 per share through this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the Nasdaq Capital Market under the symbol “GEVO.” On January 19, 2021, the last reported sale price of our common stock on the Nasdaq Capital Market was $11.03 per share.

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Investing in our securities involves a high degree of risk. Before buying any securities, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-11 of this prospectus supplement, on page 3 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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We have retained H.C. Wainwright & Co., LLC, or the placement agent, as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. We have agreed to pay the placement agent fees set forth in the table below, which assumes that we sell all of the securities we are offering.

	Per Share of Common Stock	Total
Public offering price	$8.00	$350,000,000.00
Placement agent fees(1)	$0.56	$24,500,000.00
Proceeds, before expenses, to us	$7.44	$325,500,000.00

(1)	See “Plan of Distribution” for further information regarding compensation arrangements with the placement agent.

Delivery of the shares of common stock is expected to be made on or about January 22, 2021.

_____________________

H.C. Wainwright & Co.

The date of this prospectus supplement is January 19, 2021.

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of an automatic registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add to or update information contained in the accompanying prospectus and the documents incorporated by reference therein. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein that were filed before the date of this prospectus supplement, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein.

We have not, and the placement agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the placement agent take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: we have not, and the placement agent has not, done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectuses in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus supplement, the accompanying prospectus or any free writing prospectuses must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectuses outside of the United States.

You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the date of delivery of this prospectus supplement or the accompanying prospectus, or the date of any sale of a security.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to the “Company,” “we,” “us,” “our,” and “Gevo” refer to Gevo, Inc., a Delaware corporation, and its consolidated subsidiaries.

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TRADEMARKS

We use various of our trademarks, including, without limitation, Gevo® and GIFT™, in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. This prospectus supplement includes, the accompanying prospectus includes, and the documents incorporated by reference herein include, trademarks, trade names and service marks that are the property of other organizations.

Solely for convenience, trademarks and trade names referred to in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we or the applicable owner will not assert, to the fullest extent under applicable law, our or its rights to these trademarks and trade names.

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MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, market size and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. This data involves a number of assumptions and limitations. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and in the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 17, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 13, 2020, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 10, 2020 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 11, 2020, each of which is incorporated by reference herein. These and other factors could cause our future performance to differ materially from our assumptions and estimates and those made by third parties.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein each contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). When used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, the words “expect,” “believe,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. These statements relate to future events or our future financial or operational performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These forward-looking statements include, among other things, statements about: the impact of the novel coronavirus (“COVID-19”) pandemic on our business, our financial condition and our results of operations and liquidity, risks and uncertainties related to our ability to sell our products, our ability to expand or continue production of isobutanol, renewable hydrocarbon products and ethanol at our wholly-owned, commercial-scale renewable isobutanol plant in Luverne, Minnesota, our strategy to pursue low-carbon renewable fuels, our ability to replace our fossil-based energy sources with renewable energy sources at our production facilities, our ability and plans to construct a commercial hydrocarbon facility to produce renewable premium gasoline and jet fuel, our ability to raise additional funds to continue operations and/or expand our production capabilities, our ability to perform under our existing renewable hydrocarbon offtake agreements and other supply agreements we may enter into in the future, our ability to enter into additional hydrocarbon supply agreements, our ability to obtain project finance debt and third-party equity for our renewable natural gas project, our ability to produce isobutanol, renewable hydrocarbon products and ethanol on a commercial level and at a profit, achievement of advances in our technology platform, the success of our upgraded production facility, the availability of suitable and cost-competitive feedstocks, our ability to gain market acceptance for our products, the expected cost-competitiveness and relative performance attributes of our isobutanol, renewable hydrocarbon products and ethanol, additional competition and changes in economic conditions, and the future price and volatility of petroleum and products derived from petroleum, and our ability to effectively use the net proceeds from this offering. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements such as those contained in documents we have filed with the SEC, including, but not limited to, those in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the documents incorporated by reference herein, and the section entitled “Risk Factors” of this prospectus supplement and the accompanying prospectus. All forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein are qualified entirely by the cautionary statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. These risks and uncertainties or other important factors could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. These forward-looking statements speak only as of the date made. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and you should not rely on the forward-looking statements as representing our views as of any date subsequent to the date such statement is made.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the documents incorporated by reference herein and therein, including the section entitled “Risk Factors” included elsewhere in this prospectus supplement and the accompanying prospectus, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, which are incorporated by reference herein and therein. Some of the statements in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Company Overview

We are a growth-oriented renewable fuels technology and development company that is commercializing the next generation of renewable low-carbon liquid transportation fuels, such as sustainable aviation fuel (“renewable jet fuel” or “SAF”), renewable isooctane (“renewable gasoline”) and renewable diesel fuel, with the potential to achieve a “net zero” greenhouse gas (“GHG”) footprint and address global needs of reducing GHG emissions with sustainable alternatives to petroleum fuels. Our technology transforms carbon from the atmosphere using photosynthetic energy, wind energy, and biogas energy into liquid hydrocarbons with a low GHG footprint.

As next generation renewable fuels, our hydrocarbon transportation fuels have the advantage of being “drop-in” substitutes for conventional fuels that are derived from crude oil, working seamlessly and without modification in existing fossil-fuel based engines, supply chains and storage infrastructure. In addition, with SAF, the carbon footprint of air travel can be reduced, or in the long run, eliminated on a net carbon basis, without change to planes or fuel systems. In addition to the potential of net zero carbon emissions across the whole fuel life-cycle, our renewable fuels eliminate other pollutants associated with the burning of traditional fossil fuels such as particulates and sulfur, while delivering superior performance. We believe that the world is substantially under-supplied with low-carbon, drop-in renewable fuels that can be immediately used in existing transportation engines and infrastructure, and we are uniquely positioned to grow in serving that demand.

We use low-carbon, renewable resource-based raw materials as feedstocks. In the near-term, our feedstocks will primarily consist of non-food corn. As our technology is applied globally, feedstocks can consist of sugar cane, molasses or other cellulosic sugars derived from wood, agricultural residues and waste. Our patented fermentation yeast biocatalyst produces isobutanol, a four-carbon alcohol, via the fermentation of renewable plant biomass carbohydrates. The resulting renewable isobutanol has a variety of direct applications but, more importantly to our fundamental strategy, serves as a building block to make renewable isooctane (which we refer to as renewable premium gasoline) and renewable jet fuel using simple and common chemical conversion processes. We also reduce or eliminate fossil-based process energy inputs by replacing them with renewable energy such as wind-powered electricity and renewable natural gas (“RNG”).

Our technology represents a new generation of renewable fuel technology that overcomes the limitations of first-generation biofuels, highlighted by the following:

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Potential to replace the whole gallon of liquid transportation fuels, including for airplanes, automobiles, boats, trucks and ships of all types, while delivering massively reduced or negative GHG emissions and reducing or eliminating pollutants such as particulates and sulfur, which have been linked to cancer and other human health issues;

●	Drop-in compatibility and performance, without modification to existing vehicles, airplanes and other infrastructure;

●	Scalability as a global and sustainable transportation fuel solution;

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Potential for a “net zero” or even negative carbon footprint for our fuel products across the lifecycles and value chains of our products through sustainable or regenerative agriculture practices to reduce the carbon footprint of the carbohydrates used to make our products and the use of renewable energy (such as wind power and biogas) to run our hydrocarbon plants;

●	The production of value-added feed and food products, including protein, bran, and vegetable oil, to help feed the world using sustainably grown corn to make our products;

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Through our platform fermentation technology, we possess the ability to use carbohydrates from various types of feedstock (including starch, dextrose, sugar, molasses, agricultural residues, and wood), thereby allowing our technology to be used in various economic conditions and taking advantage of raw materials abundant in different parts of the world;

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Through our platform alcohols-to-hydrocarbons technology, which converts fermentation alcohols into chemical products, we have developed the ability to produce renewable chemicals such as aroma chemicals, flavorings, para-xylene for use polyester textile fibers and polyethylene terephthalate plastic used in drinking bottles; renewable synthetic rubber; renewable propylene and hydrogen. We expect to license these technologies in the future; and

●	The opportunity to further optimize the performance of our biocatalyst to improve the economics associated with the production of our products.

Our Assets

Facilities

We operate two existing production facilities. First, we operate a demonstration plant in Silsbee, Texas that was developed and is operated in partnership with South Hampton Resources (the “South Hampton Facility”). The South Hampton Facility has a capacity of approximately 100,000 gallons per year of renewable hydrocarbon products, including renewable premium gasoline and renewable jet fuel, that is converted from our renewable isobutanol.

Second, we operate a wholly-owned, commercial-scale renewable isobutanol plant in Luverne, Minnesota (the “Luverne Facility”), which has a current capacity of approximately 1.5 million gallons per year of isobutanol. Using the proven technologies and experience gained at both the Luverne Facility and the South Hampton Facility, we intend to expand production capabilities to produce substantially increased quantities of isobutanol and significant quantities of renewable premium gasoline and renewable jet fuel. We are planning to develop two greenfield production sites in addition to the Luverne Facility. Renewable fuel capacity under our initial planned expansions is expected to total 60 to 70 millions of gallons per year. As previously disclosed, production for ethanol operations is currently shut down until further notice. Currently, the South Hampton Facility is not producing renewable premium gasoline or jet fuel. We expect to produce isobutanol in intermittent campaigns during 2021 to supply the South Hampton Facility so that renewable premium gasoline or jet fuel can be produced in 2021.

In December 2020, we secured an option to purchase land to build a “greenfield” production facility of approximately 240 acres in Lake Preston, South Dakota (the “Lake Preston Site”), which is contemplated to produce approximately 45 million gallons per year of renewable fuels. In addition, we previously announced that we have engaged Citigroup Global Markets, Inc. (“Citigroup”) to assist us in exploring, among other things, project funding needed for our production expansion projects. We intend to make a decision on whether to purchase the Lake Preston Site in the future as part of the Citigroup led project financing.

Take-or-Pay Contracts

We have a growing portfolio of long-term, take-or-pay contracts for our products. As of the date of this prospectus supplement, we have entered into the following take or pay contracts, among others:

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Trafigura. In August 2020, we entered into a long-term take-or-pay purchase agreement with Trafigura Trading LLC (“Trafigura”) pursuant to which we agreed to supply renewable hydrocarbons to Trafigura, subject to certain conditions and exceptions. Performance under the agreement is subject to certain conditions, including acquiring a production facility to produce the renewable hydrocarbon products contemplated by the agreement and closing a financing transaction for sufficient funds to acquire and retrofit the production facility contemplated by the agreement. The acquisition of the option for the Lake Preston Site meets the initial milestone in the Trafigura agreement to secure control of a site by the end of 2020.

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Delta Air Lines. In December 2019, and as subsequently amended in April 2020, we entered into a long-term, take-or-pay purchase agreement with Delta Air Lines, Inc. (“Delta”) pursuant to which we agreed to sell and deliver 10 million gallons per year of renewable jet fuel to Delta, subject to certain conditions and exceptions, including Delta’s right to eliminate the take-or-pay requirements in certain circumstances. We expect to supply the renewable jet fuel to Delta upon completion of the proposed expansion of the Luverne Facility (the “Expanded Facility”), which we expect to occur by 2023.

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Scandinavian Airlines System. In October 2019, we entered into a long-term, take-or-pay purchase agreement with Scandinavian Airlines System (“SAS”) pursuant to which we agreed to sell and deliver renewable jet fuel to SAS, subject to certain conditions and exceptions. We expect to supply the renewable jet fuel to SAS upon completion of the Expanded Facility, which we expect to occur by 2023.

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Air Total. In August 2019, we entered into a take-or-pay purchase agreement with Air Total International, S.A. (“Air Total”) pursuant to which we agreed to supply renewable jet fuel to Air Total under a three-year offtake agreement. Air Total will initially purchase certain quantities of renewable jet fuel produced at the South Hampton Facility, and we expect to sell Air Total increasing amounts of renewable jet fuel upon the completion of two expansion projects to increase renewable jet fuel production capabilities at the Luverne Facility. We expect the expansion projects to be completed in 2023.

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HCS Group GmbH. In February 2019, we entered into a take-or-pay purchase agreement with HCS Holding GmbH (“HCS”), pursuant to which we agreed to supply renewable premium gasoline to HCS under a 10-year offtake agreement. HCS will initially purchase certain quantities of renewable premium gasoline produced at the South Hampton Facility. We expect the expansion project to be completed in 2023. Assuming the expansion project is completed, and subject to the terms and conditions of the agreement, HCS would purchase a minimum of 2,000,000 gallons per year and a maximum of 4,000,000 gallons per year.

Technology Licensing Agreements

We have other contracts focused on licensing our technology:

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Praj Industries. In August 2020, we entered into a binding, definitive Master Framework Agreement (“MFA”) with Praj Industries Ltd. (“Praj”) to collaborate on providing renewable, low carbon, low particulate, Sustainable Aviation Fuel (“SAF”) and renewable premium gasoline in India and neighboring countries. This follows an earlier announcement in April 2019 between us and Praj regarding the commercialization of renewable isobutanol, SAF and renewable premium gasoline. We will license our technology and Praj will provide technology, plant equipment and EPC services to sugar mills and ethanol plants to produce renewable isobutanol from 1G feedstock (such as cane juice, cane molasses and sugar syrup) and 2G feedstock (such as cellulosic biomass like straws and bagasse). The renewable isobutanol will be aggregated and transferred to various refineries. We will also license our technology and Praj will provide technology, plant equipment and EPC services to refineries for converting renewable isobutanol into SAF and premium gasoline through the ASTM-approved pathway of ATJ.

Intellectual Property

We have patents, trade secrets and know-how covering our technology, processes, catalysts, biocatalysts and plant operations:

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We have approximately 118 patents and patent applications directed to our technologies and specific methods and products that support our business in the renewable fuels and bio industrial chemicals markets. We continue to file new patent applications, for which terms extend up to 20 years from the filing date in the U.S. We have also been issued multiple patents in the U.S. and in foreign jurisdictions.

●	In addition to patents and patent applications, we have trade secrets that involve the biocatalyst, know-how and procedures to operate plants, and blockchain technology to track our products.

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Pursuant to the terms of a Patent Cross-License Agreement (the “License Agreement”), dated August 15, 2015, with Butamax Advanced Biofuels LLC (“Butamax”), we have certain rights to approximately 250 patents and patent applications owned by Butamax relating to renewable isobutanol.

Our Business System and Sustainability

Our business system (from the raw materials to use of our advanced renewable fuels in all types of transportation) represents the entire circular economy in action. The graphic below is a summary representation of our business system at work in the Midwest region of the United States, and how each of the processes work together to produce advanced renewable fuels with a low-carbon footprint. We believe this system can work just as effectively in most other parts of the world.

In the above representation of our system, the most basic raw material for making our renewable fuel products is the carbon dioxide in the atmosphere (i.e. the GHG). Atmospheric carbon dioxide and water are captured by growing plants through photosynthesis (via sunlight) to produce carbohydrates. Carbohydrates sources already shown to work in our system include starch, dextrose, sucrose, molasses and from cellulosics such as wood waste, wood and agricultural residues such as straw. In our first plants, we plan on using sustainably grown field corn as the carbohydrate source. Kernels of corn are comprised of approximately 70% carbohydrate and 30% protein. The kernels are ground up, and then the protein is separated from the carbohydrates either before or after the fermentation process. The carbohydrates are used for fermentation producing isobutanol. The protein is a valuable component of animal feed product delivering nutrition to animals in meat and dairy production. The feed products are value added, having the starch removed. With the starch removed, cattle and other livestock emit less enteric emissions than if they ate whole corn, yet 100% of the nutritional value of corn is delivered to the food chain. In our process, approximately 10 pounds of protein rich feed product is produced for each gallon of renewable fuel produced.

Reducing the fossil carbon footprint of the energy sources in our business system is important to reducing the carbon footprint of our renewable fuel products. In September 2019, we secured 5 megawatts of wind power from our partnership with Juhl Clean Energy Assets, Inc. to replace the grid electricity needed at the Luverne Facility. We are also establishing a supply of RNG to be used at one or more of our production facilities. We have contracted with three dairies in the Midwest that are expected to produce about 350,000 MMBtus of RNG per year using anaerobic digestion. About half of the RNG production is expected to be used at one or more of our production facilities and the remaining production is expected to be sold in the RNG markets, which are highly developed in places like California. An additional benefit of RNG production is that nitrogen, phosphorus and potassium nutrients are captured from the manure and can be used as field fertilizer. We believe that practices around the full accounting for both negative and positive externalities are evolving and will increasingly benefit us.

The impact of using renewable energy at our plants has potential to significantly reduce the carbon footprint associated with our products. When sustainable farming techniques used to grow our corn feedstocks (such as regenerative agriculture techniques) are accounted for, our renewable premium gasoline and renewable jet fuel products realize a GHG reduction of approximately 75% using EURED II calculation methods using the averages based upon the corn supplied to us (based upon the study by Sheehan, 2016). Furthermore, if we source feedstock from the farms that use conservation tillage such as strip tillage or drills, the corn GHG footprints are so low that we believe that we can run our total business system at a negative carbon footprint. We believe that we can achieve similar results by using waste wood, straw or municipal solid waste as feedstocks, depending upon the GHG footprint of the feedstock and the energy source used for production.

Our technology and business system embrace a new generation of systemic sustainability. We are focused on, and committed to, addressing the problem of supplying transportation fuels with a meaningful alternative that reduces GHGs and pollution, including the land utilization practices to generate our raw materials. We are working to establish accountability for the sustainability attributes of our entire business system, from the establishment of audited certification of our feedstocks (i.e. International Sustainability and Carbon Certification System and the Roundtable on Sustainable Biomaterials), to the development of distributed ledger technology in partnership with Blocksize Capital to enable the tracking of sustainability attributes proving assurance of sustainability to our customers.

Market Opportunities

Low-Carbon Footprint Renewable Fuels. Liquid transportation fuels are historically dominated by fossil, carbon-based raw materials. A barrel of oil is fractioned in the refining process into jet fuel, gasoline and diesel fuel. The amount of fossil-based fuels used worldwide for transportation totaled 965 billion gallons per year in 2017, according to the U.S. Energy Information Administration (the “EIA”), with U.S. demand of 229 billion gallons per year, not counting bunker fuel. The graphic below shows a breakdown of the products making up the liquid transportation fuel demand in 2017:

The size of the liquid transportation fuel markets is expected to remain steady through 2050 according to the EIA, even with the increased deployment of electric vehicles and hybrid vehicles. In addition, based on recent fundamental trends (including increasing petroleum demand, especially from emerging markets), regulatory initiatives worldwide and in the U.S. (such as California’s Low Carbon Fuel Standard) and the changing political discourse throughout the world with an increased focus on climate change, we believe there will be an increased need for economical, renewable and environmentally sensitive alternatives to existing liquid transportation fuels.

We believe that mandates for low-carbon fuels will continue to spread around the world as countries grapple with GHG reductions. We also believe that our renewable premium gasoline, jet fuel and diesel fuel products can rapidly gain market share as industry, political and regulatory trends accelerate over time. Our technology has the ability to be deployed globally. The rate of deployment will be driven by economics and financial returns on production facilities utilizing our technology.

Animal Feed and Proteins. A valuable byproduct of our fermentation process for the production of isobutanol is a nutritious protein stream that can be sold as animal feed. Our business model does not impose a ‘food versus fuel choice’; the carbohydrates we convert do not possess healthy nutritional content and cannot be utilized in the food chain in any meaningful or beneficial way.

Future Potential Products and Licensable Technologies

Para-Xylene for Polyester Materials. We have a technology to convert an intermediate from our hydrocarbon process into a key ingredient for polyester plastics and fiber. This key ingredient, para-xylene, enables 100% renewable polyester materials and has already been produced at demonstration plant scale, and proven to work. The market size for para-xylene is estimated to be about 50 million metric tons per year. Our technology is differentiated by how we make para-xylene in that it is made in simple steps without complicated side products. The potential market, ignoring price, would be on the order of 35 to 40 million metric tons per year. This technology would be an add on incremental expansion to a plant that makes jet fuel and isooctane, and therefore could be sized for specialty products, which could command a premium price.

Ethanol and/or isobutanol into diesel fuel. We possess the technology to convert ethanol into diesel and jet fuel. This technology has been demonstrated at lab scale. We believe that this technology could be deployed after an isooctane plant is operational because there is a side stream that could be blended into gasoline. This technology could work synergistically with renewable premium gasoline.

Alcohols into olefins. We have developed the technology to convert ethanol into propylene while generating hydrogen gas. The propylene is fully renewable and suitable for conversion into polypropylene into fibers and plastics. The hydrogen produced is suitable for fuel cell or other uses. We expect that we would license this technology in the future.

Alcohols to specialty chemicals. We have developed a catalytic technology to convert fermentation alcohols into specialty chemicals for fragrances, flavors and aromas.

Our Strategy

Our products address global needs for drop-in low-carbon, clean-burning, high-performance fuels. Our strategy is to exploit our patented technology, process know-how, proven operations, proven product performance, business systems and product offtake agreements to develop the business and markets for low carbon renewable fuels that contain captured renewable energy and the monetary value from reductions in fossil carbon emissions normally associated with transportation fuels. We plan to build capacity and partner with others globally to meet the volumes from customer off-take agreements using a project finance approach. We are, or intend to be, market developers, business developers, project developers, technology licensors, plant operators, and equity owners of production facilities for renewable fuels.

Key elements of our strategy include:

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Continue to enter into supply agreements for low-carbon hydrocarbon fuels using our proprietary technology, and use these agreements to support project financing to build production capacity of renewable fuels. We intend to build large scale production facilities of renewable fuels through project financing in order to support existing and future supply agreements. For example, in December 2020, we secured an option for the right to purchase the Lake Preston Site, which is contemplated to produce approximately 45 million gallons per year of hydrocarbon capacity. This initial production capacity is expected to serve the supply agreements currently in place with Trafigura, Delta, SAS, Air Total and HCS. We intend to continue to enter into additional supply agreements, and leverage those agreement to secure financing to build additional production sites.

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Use a project finance approach to build out production capacity. In a project finance approach, financing for plant development is secured partially by third-party investors through special purpose entities rather than financed wholly by us. We have engaged Citigroup to finance the construction of production facilities to produce our products. We currently intend to own a majority equity position in the first two plant projects.

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Expand the global production capacity of renewable premium gasoline, jet fuel and diesel fuel, and intermediates for chemical and plastics production via licensing core and adjacent technologies around the world. We have proven that our isobutanol production process works in full-scale fermenter systems at the Luverne Facility, and we have also proven that our renewable isobutanol can be readily converted to hydrocarbon products at our demonstration plant in Silsbee, Texas that was developed and is operated in partnership with South Hampton Resources (the “South Hampton Facility”). Our technology can be used to produce isobutanol from feedstocks other than corn, such as sugar, molasses, agricultural residues (e.g., straw, bagasse, stover), wood and wood residues and biogenic municipal solid waste. Feedstocks differ in their abundancy around the world. We intend to expand the global production of isobutanol and its derivative hydrocarbon products beyond the Luverne Facility through a low-cost, high-margin licensing model, in collaboration with partners such as Praj Industries Ltd., with whom we have previously announced a joint development agreement. We have several technologies that we expect to eventually license. We have already proven that fully renewable polyester can be produced using intermediates from our renewable premium gasoline production. We have developed a technology to convert ethanol to hydrogen and propylene. We have developed a technology to convert short chain fermentation alcohols into fine chemicals such as flavors and fragrances.

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Grow our business to achieve economies of scale to reduce selling prices of renewable fuels. We believe that the long-term price of oil is relevant to the demand for our products, and the value in the market for reducing carbon should make our selling prices more attractive in the future. In addition, as we scale up our business and achieve economies of scale, we can drive down our selling price of our renewable fuels to make our products more economical and attractive to our customers. We believe we can drive economies of scale by securing additional offtake supply agreements, with continued expansion of our production facilities and/or licensing our technology to others. Already, the net selling price to the customer approaches parity with fossil-based fuels. We also believe that with additional plants using our technology and with contracts for products that we expect to establish, we should be able to achieve attractive reinvestment economics making further plant buildouts attractive to project investors.

●

Establish a business system that has potential to deliver “net zero” carbon emission fuel products. The concept of “net zero” carbon emissions is based on using sustainably produced, renewable resource-based raw materials as the product carbon source combined with reducing or eliminating fossil-based process energy inputs by using renewable electricity and RNG. The full life-cycle carbon footprint of our products, from generation of feedstocks to actual burning of the fuels, can be zero or even negative if regenerative or sustainable agricultural practices are used for the feedstock production. Our potential use of blockchain techniques could allow a complete and accurate accounting for positive and negative contributions to environmental metric which, in turn, would enable value transfers that incentivize systemic renewable and regenerative business practices across the value chain.

●

Establish a channel for biogas for use in our future production plants. Biogas can be used to displace fossil based natural gas, thereby lowering the carbon footprint of our production processes. We are exploring and developing a biogas project in Iowa that we expect to begin production in 2022.

Competitive Strengths

●

Platform technologies and products to address large markets. Because isobutanol can be readily converted into hydrocarbon products, including isooctane, isooctene, renewable jet fuel, lubricants, polyester, rubber, plastics, fibers and other polymers, we believe that the addressable markets are very large; potentially ultimately reaching 40% of the global petrochemicals markets depending on the price of oil and the market value of carbon footprint reduction.

●

Growing, take-or-pay contracted demand for our renewable products. We currently have take-or-pay contracts in place for approximately 45 million gallons per year of our renewable premium gasoline and jet fuel, and we expect to enter into additional agreements in the future. We believe these take-or-pay contracts are suitable for sponsoring debt and equity project financing for expansion of our production capabilities.

●

Proven commercial production processes. Our renewable isobutanol production technology has been proven to work at a commercial scale in a 1 million liter fermenter at our Luverne Facility. Additional trains of proven fermentation equipment and systems will be needed to increase capacity at the site. Our technology to convert renewable isobutanol into renewable jet fuel, isooctane, isooctene and para-xylene (building block for polyester) has been proven at our South Hampton Facility.

●	Proven commercial products, renewable premium gasoline and jet fuel.

o

Renewable premium gasoline. We produce a product called isooctane that we refer to as renewable premium gasoline. We have demonstrated that isooctane makes up 50% to 60% of fossil-based gasoline, and we believe isooctane is a direct substitute for alkylate and reformate. Given that our isooctane is renewable, we have the ability to produce a renewable low-carbon premium gasoline. We believe that our renewable premium gasoline is substantially similar to fossil-based premium gasoline. Subject to receipt of certain regulatory approvals, our renewable premium gasoline could be a direct substitute for fossil-based premium gasoline for use in commerce in the U.S. Additionally, our renewable isooctane, like alkylate or reformate, when added to lower-octane fossil-based gasoline, produces a higher octane premium gasoline simultaneously lowering the GHG footprint and other pollution emissions. Because of the high octane of our isooctane product, our customer HCS has been supplying the F1 Racing Circuit in the E.U. In the U.S., the combination of “drop-in” to existing fleets and infrastructure while lowering the GHG footprint and pollution was a major driver for the City of Seattle to begin adoption of our renewable fuels in their fuel supply. We believe other municipal fleets looking to lower their carbon footprint are likely to follow because of the very low switching cost compared to alternatives such as electric vehicles, compressed natural gas vehicles or other clean technologies, which would require new fleets of vehicles and supporting infrastructure. In the consumer gasoline markets, we expect that the demand will grow for premium gasoline with high octane ratings as more cars come onto the road with engines designed for high miles per gallon.

o

Renewable Jet Fuel. In 2016, ASTM International included our renewable jet fuel in ASTM D7566 (Standard Specification for Aviation Turbine Fuel Containing Synthesized Hydrocarbons), which means that our renewable jet fuel can be used in commercial aviation on a blended basis up to 50% with petroleum-based jet fuel. In fact, our renewable jet fuel has been used to fuel commercial flights in the U.S. by Alaska Airlines, Lufthansa, United Airlines, Etihad, Cathay Pacific Airways, Emirates, Japan Airlines, Korean Air and Atlas Air. In addition, our renewable isobutanol has been sold commercially in the Houston market as a fuel blendstock.

●

Existing commercial-scale production facility and expansion to additional facilities. Our Luverne Facility is located in the middle of the U.S. with access to attractively priced renewable wind power electricity (for our electricity demand), renewable natural gas (for thermal energy), certified sustainable corn as a feedstock, rail services, and a trained production leadership team who knows how to produce Gevo products and train employees. We also have secured an option to purchase land to build a “greenfield” production facility of approximately 240 acres in Lake Preston, South Dakota, which is contemplated to produce approximately 45 million gallons per year of renewable fuels.

●

Retrofit and side-by-side ethanol and isobutanol production. We have demonstrated that we can retrofit an existing ethanol plant for isobutanol production and manage both ethanol and isobutanol production using different yeasts without causing cross contamination, while still operating an integrated and efficient plant. This means that as Gevo production technologies expand, greenfield production sites are not required and existing low-cost ethanol infrastructure that is underutilized in today’s ethanol markets can be converted to produce isobutanol, which can be further converted to renewable fuels such as renewable premium gasoline and renewable jet fuel. For example, we have already begun to license our technology to Praj in India to use molasses, sugar, and cellulosic feedstocks to make jet fuel and renewable gasoline. We also have several other licensing discussions underway in the European Union. We believe the current ethanol market presents significant acquisition opportunities for Gevo suitable for retrofit at attractive prices.

●

Abundant, readily sourced feedstocks available globally. Through our platform fermentation technology, we have the ability to use carbohydrates from various types of feedstock (including starch, dextrose, sugar, molasses, agricultural residues and wood), allowing our technology to be used in various economic conditions. The feedstocks are abundantly available across the globe, typically at reasonable prices and easily aggregated.

●	Experienced management team. Our management team brings over 100 years of combined experienced in the development and commercialization of low-carbon products, projects and businesses.

Recent Developments

Net Zero 1 Project

On January 11, 2021, we announced the concept of “Net-Zero Projects” for the production of energy dense liquid hydrocarbons using renewable energy and our proprietary technology. The concept of a Net-Zero Project is to convert renewable energy (photosynthetic, wind, renewable natural gas, biogas) from a variety of sources into energy dense liquid hydrocarbons, that when burned in traditional engines, have the potential to achieve net-zero greenhouse gas (GHG) emissions across the whole lifecycle of the liquid fuel: from the way carbon is captured from the atmosphere, processed to make liquid fuel products, and including the end use (burning as a fuel for cars, planes, trucks, and ships). We announced that our project is currently planned to be constructed at Lake Preston, South Dakota will be the first Net-Zero Project and will be named “Net-Zero 1.” We expect that Net-Zero 1 will have the capability to produce liquid hydrocarbons that when burned have a “net-zero” greenhouse gas footprint. We currently expect Net-Zero 1 to have a capacity of 45MGPY of hydrocarbons (for gasoline and jet fuel, based on current take-or-pay contracts), to produce more than 350,000,000 pounds per year of high protein feed products for use in the food chain, to produce enough renewable natural gas to be self-sufficient for the production process needs, and also to generate renewable electricity with a combined heat and power system. We also expect Net-Zero 1 to utilize wind energy. The capital cost for Net-Zero 1 is projected to be on the order of $800 million, including the hydrocarbon production and related renewable energy infrastructure which includes anaerobic digestion to produce biogas to run our plant and generate some electricity on-site.

Cash

As of January 19, 2021, we have cash and cash equivalents of approximately $211.9 million.

This amount is unaudited and preliminary, and does not present all information necessary for an understanding of our financial condition as of January 19, 2021. Our estimate is based solely on information available to us as of the date of this prospectus supplement. Our estimate contained in this prospectus supplement, therefore, is a forward-looking statement. Actual results for the year ended December 31, 2020 and the quarter ending March 31, 2021 remain subject to the completion of management’s and our audit committee’s final reviews and our other financial closing procedures and the completion of the preparation of our audited and unaudited consolidated financial statements, as applicable. Our actual audited and unaudited consolidated financial statements and related notes as of and for the year ended December 31, 2021 and the quarter ending March 31, 2021, as applicable, will not be filed with the SEC until after this offering is completed, and consequently will not be available to your prior to you investing in this offering.

The preliminary financial data included in this prospectus has been prepared by and is the responsibility of our management. Our independent accountant, Grant Thornton LLP, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial data. Accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto.

Debt Conversions

In December 2020, certain holders of our 12% convertible senior secured notes due 2020/21 Notes (the “2020/21 Notes”) converted $12.7 million in aggregate outstanding principal amount of 2020/21 Notes (including the applicable make-whole payment) into an aggregate of 5,672,654 shares of common stock pursuant to the terms of the indenture governing the 2020/21 Notes, which represented the entire outstanding principal amount of the 2020/21 Notes. As a result, as of December 31, 2020, all obligations under the 2020/2021 Notes had been fully paid and satisfied, and the 2020/2021 Notes related indenture had been terminated in accordance with its terms at maturity on December 31, 2020.

At-The-Market Offering Sales

From October 1, 2020 through January 19, 2021, we sold 26,595,579 shares of common stock under our at-the-market offering programs for total net proceeds of $142.0 million.

Series 2020-A Warrants Exercises

From October 1, 2020 through January 19, 2021, we received notices of exercise from holders of our Series 2020-A Warrants to issue an aggregate of 2,588,058 shares of common stock for total gross proceeds of approximately $1.6 million. Following these exercises, Series 2020-A Warrants to purchase 94,108 shares of our common stock remain outstanding at an exercise price of $0.60 per share.

Corporate Information

We were incorporated in Delaware in June 2005 under the name Methanotech, Inc. and filed an amendment to our certificate of incorporation changing our name to Gevo, Inc. on March 29, 2006. Our principal executive offices are located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, and our telephone number is (303) 858-8358. We maintain an internet website at www.gevo.com. Information contained in or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us in this offering	43,750,000 shares

Shares of common stock outstanding after this offering	197,754,299 shares of common stock

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $321.7 million, after deducting the placement agent’s fees, advisory fees and estimated offering expenses payable by us.

We intend to use the net proceeds received from this offering to fund capital projects, working capital and for general corporate purposes. See “Use of Proceeds.”

Risk factors

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus supplement, the accompanying prospectus and the section entitled “Risk Factors” in the documents incorporated by reference herein and therein for a discussion of factors you should carefully consider before investing in our securities.

Nasdaq Capital Market symbol	“GEVO”

Unless otherwise noted, the number of shares of common stock to be outstanding immediately after this offering as set forth above is based on 154,004,299 shares outstanding as of January 19, 2021, and excludes:

●	1,552 shares of our common stock issuable upon exercise of outstanding options at a weighted-average exercise price of $556.13 per share;

●	132,566 shares of our common stock potentially issuable upon the vesting and exercise of outstanding stock appreciation rights at a weighted-average price of $5.23 per share;

●	203,343 shares of our common stock issuable upon exercise of outstanding warrants at a weighted-average exercise price of $41.60 per share;

●	1,242,905 shares of common stock available for future grant under our Amended and Restated 2010 Stock Incentive Plan (the “2010 Plan”); and

●	190 shares of common stock available for issuance pursuant to our Employee Stock Purchase Plan (the “ESPP”).

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the following risks and uncertainties, as well as those discussed under the caption “Risk Factors” in the accompanying prospectus and in the documents incorporated by reference herein and therein. If any of the risks described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein, actually occur, our business, prospects, financial condition or operating results could be harmed. In that case, the trading price of our securities could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations and our liquidity. You should also refer to the other information contained in this prospectus supplement and the accompanying prospectus, or incorporated by reference herein and therein, including our financial statements and the related notes thereto and the information set forth under the heading “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to our Business and Strategy

Our take-or-pay contracts, including our take-or-pay purchase agreement with Trafigura, are subject to significant conditions precedent and, as a result, the revenues that we expect from such contracts may never be realized.

Our ability to realize revenue under our take-or-pay-contracts, including our take-or-pay purchase agreement with Trafigura, is not guaranteed and is subject to significant conditions precedent. In order to actually realize revenue under such contracts, we are required to, among other things, complete the Expanded Facility or acquire, construct or retrofit a facility at another suitable location, which is, in turn, dependent on our ability to secure the requisite financing. If we are unable to raise sufficient capital on acceptable terms, or at all, the revenues under such contracts may never be achieved. Our ability to obtain adequate financing will depend on, among other things, the status of our product development, our financial condition and general conditions in the capital, financial and debt markets at the time such financing is sought. In addition, any further common stock, warrant or convertible debt financings could result in the dilution of ownership interests of our then-current stockholders. Furthermore, even if we are able to satisfy all conditions precedent to our take-or-pay contracts, including completion of the Expanded Facility or acquiring, constructing or retrofitting a facility at another suitable location, and securing adequate funding, we still may never realize the full amount of revenue that we expect or project to earn from such contracts. In any event, failure to realize the expected revenue thereunder would have a material adverse effect on our business, financial condition, results of operation and liquidity.

Risks Related to Legal and Regulatory

We may face substantial delays in obtaining regulatory approvals for use of our renewable premium gasoline product, which could substantially hinder our ability to commercialize our renewable premium gasoline product in the U.S.

Commercialization of our renewable premium gasoline product in the U.S. requires approvals from state and/or federal agencies. Before we can sell our renewable premium gasoline product as a fuel or as a gasoline blendstock, we must obtain certain approvals or certifications from the U.S. Environmental Protection Agency (“EPA”). There can be no assurances that the EPA will grant such approvals or certifications. Any delay or failure in receiving approval will slow or prevent the commercialization of our renewable premium gasoline product, which could have a material adverse effect on our business, financial condition and results of operations.

Additionally, California requires that fuels meet both its fuel certification requirements and a separate state low-carbon fuel standard. Any delay or failure in receiving approval for our renewable premium gasoline product will slow or prevent the commercialization of our renewable premium gasoline product, which could have a material adverse effect on our business, financial condition and results of operations.

There are also various third-party certification organizations, such as ASTM International and Underwriters’ Laboratories, Inc., involved in standard-setting regarding the transportation, dispensing and use of liquid fuel in the U.S. and abroad. These organizations may change the current standards and additional requirements may be enacted that could prevent or delay approval of our renewable premium gasoline product. The process of seeking required approvals and the continuing need for compliance with applicable standards may require the expenditure of substantial resources, and there is no guarantee that we will satisfy these standards in a timely manner, if ever.

Risks Related to this Offering and Owning Our Securities

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. For example, management could invest the proceeds in assets or capital prospects that do not produce attractive returns or to make acquisitions of properties or businesses that do not prove to be attractive or otherwise are unsuccessful. Conversely, management may not be able to identify and complete prospects, investments or acquisitions. Our failure to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operations and cause the price of our common stock to decline.

If you purchase shares of our common stock sold in this offering, you will incur immediate and substantial dilution.

If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in the amount of $4.91 per share because the public offering price of $8.00 per share is substantially higher than the as further adjusted net tangible book value per share of our outstanding common stock as of September 30, 2020. This dilution is due in large part to the fact that our earlier investors paid substantially less than the public offering price when they purchased their shares. See “—The issuance of share-based payment awards under our stock incentive plan may cause dilution to our existing stockholders and may affect the market price of our common stock” and “Dilution.”

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

As of January 19, 2021, there were 154,004,299 shares of our common stock outstanding. All of our issued and outstanding shares may be sold in the market following this offering and will be freely tradeable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares.

We, our executive officers and directors have agreed, subject to specified exceptions, not to offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to, any shares of common stock or securities convertible, exchangeable or exercisable into, shares of common stock beneficially owned, held or later acquired.

This restriction terminates after the close of trading of the common stock on and including the 30th day after the closing of the offering.

These lock-up agreements affect approximately 4,992,729 shares of our common stock currently outstanding. Sales of stock by any of our executive officers or directors could have a material adverse effect on the trading price of our common stock.

Future issuances of our common stock or instruments convertible or exercisable into our common stock, including in connection with exercises of warrants, may materially and adversely affect the price of our common stock and cause dilution to our existing stockholders.

Historically, we have raised capital by issuing common stock and warrants in underwritten public offerings because no other reasonable sources of capital were available. These underwritten public offerings of common stock and warrants have materially and adversely affected the prevailing market prices of our common stock and caused significant dilution to our stockholders. We have also historically raised capital or refinanced outstanding debt through the issuance of convertible notes.

We may need to raise capital through these public offerings of common stock, warrants and convertible debt in the future. We may obtain additional funds through public or private debt or equity financings, subject to certain limitations in the agreements governing our indebtedness outstanding at such time. If we issue additional shares of common stock or instruments convertible into common stock, it may materially and adversely affect the price of our common stock. In addition, the exercise of some or all of our warrants may dilute the ownership interests of our stockholders, and any sales in the public market of any of our common stock issuable upon such exercise could adversely affect prevailing market prices of our common stock. Additionally, under the terms of certain of our outstanding warrants, in the event that a warrant is exercised at a time when we do not have an effective registration statement covering the underlying shares of common stock on file with the SEC, such warrant may be “net” or “cashless” exercised, which will dilute the ownership interests of existing stockholders without any corresponding benefit to us of a cash payment for the exercise price of such warrant.

Our stock price may be volatile and your investment in our securities could suffer a decline in value.

The market price of shares of our common stock has experienced significant price and volume fluctuations. We cannot predict whether the price of our common stock will rise or fall. Our common stock has also been volatile, with our 52-week price range being at a low of $0.46 and a high of $11.68 per share. A variety of factors may have a significant effect on our stock price, including:

●	actual or anticipated fluctuations in our liquidity, financial condition and operating results;
●	the position of our cash and cash equivalents;
●	the impact of the novel coronavirus (COVID-19) pandemic to our business, our financial condition, our results of operation and liquidity;
●	actual or anticipated changes in our growth rate relative to our competitors;
●	actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rate;
●	announcements of technological innovations by us, our partners or our competitors;
●	announcements by us, our partners or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
●	the entry into, modification or termination of licensing arrangements, marketing arrangements, and/or research, development, commercialization, supply, off-take or distribution arrangements;
●

our ability to consistently produce commercial quantities of isobutanol, renewable hydrocarbon products and ethanol at the Luverne Facility, the planned Expanded Facility and the ramp up production to nameplate capacity;

●	our ability to repay our indebtedness when it becomes due;
●	our ability to refinance, restructure or convert our current and future indebtedness;
●	additions or losses of customers or partners;
●	our ability to obtain certain regulatory approvals for the use of our isobutanol and ethanol in various fuels and chemicals markets;
●	commodity prices, including oil, ethanol and corn prices;
●	additions or departures of key management or scientific personnel;
●	competition from existing products or new products that may emerge;
●	issuance of new or updated research reports by securities or industry analysts;
●	fluctuations in the valuation of companies perceived by investors to be comparable to us;
●	litigation involving us, our general industry or both;
●	disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;
●	announcements or expectations of additional financing efforts or the pursuit of strategic alternatives;
●	changes in existing laws, regulations and policies applicable to our business and products, and the adoption of or failure to adopt carbon emissions regulation;
●	sales of our common stock or equity-linked securities, such as warrants, by us or our stockholders;
●	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
●	general market conditions in our industry; and
●	general economic and market conditions.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our common stock, regardless of our operating performance, and cause the value of your investment to decline. In addition, significant amounts of short selling in our common stock by market participants, or the perception that a significant amount of short sales could occur, could depress the price of our common stock and could cause material changes to the volume of our common stock traded on The Nasdaq Capital Market. “Short selling” is the sale of a security that the seller does not own, including a sale that is completed by the seller's delivery of a “borrowed” security (i.e. the short seller’s promise to deliver the security).

Additionally, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation or other derivative shareholder lawsuits. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business regardless of the outcome.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and licensing arrangements. To the extent that we raise additional capital through the sale or issuance of equity, warrants or convertible debt securities, the ownership interest of our existing shareholders will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect your rights as a stockholder. If we raise capital through debt financing, it may involve agreements that include covenants further limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships or licensing agreements with third parties, we may have to relinquish valuable rights to our technologies or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our development and commercialization efforts.

We are subject to anti-takeover provisions in our amended and restated certificate of incorporation, our amended and restated bylaws and under Delaware law that could delay or prevent an acquisition of the Company, even if the acquisition would be beneficial to our stockholders.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may delay or prevent an acquisition of the Company. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws provide for a board of directors that is divided into three classes with staggered three-year terms, provide that all stockholder action must be effected at a duly called meeting of the stockholders and not by a consent in writing, and further provide that only our board of directors may call a special meeting of the stockholders. These provisions may also frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, who are responsible for appointing the members of our management team. Furthermore, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which prohibits, with some exceptions, stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Finally, our charter documents establish advance notice requirements for nominations for election to our board of directors and for proposing matters that can be acted upon at stockholder meetings. Although we believe these provisions together provide an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer to acquire the Company may be considered beneficial by some stockholders.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware shall, unless we consent in writing to the selection of an alternative forum, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

The exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents. Stockholders who do bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near the State of Delaware. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition. Notwithstanding the foregoing, the exclusive forum provision shall not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the Exchange Act, or the Securities Act, or the respective rules and regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees.

If a court were to find the exclusive forum provision contained in our amended and restated certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $321.7 million, after deducting the placement agent’s fees, advisory fees and estimated offering expenses payable by us.

We intend to use the net proceeds received from this offering to fund capital projects, working capital and for general corporate purposes. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2020 on:

●	an actual basis;

●

an as adjusted basis to give effect to (i) the sale of 26,595,579 shares of common stock under our at-the-market offering programs at a weighted-average public offering price of $5.34 per share from October 1, 2020 through January 19, 2021, after deducting the sales agent fees and offering expenses, (ii) the issuance of 5,672,654 shares of common stock in December 2020 upon conversion of $12.7 million in aggregate outstanding principal amount (including the applicable make-whole payment) of our 2020/21 Notes and (iii) the exercise of Series 2020-A Warrants to purchase an aggregate of 2,588,058 shares of common stock from October 1, 2020 through January 19, 2021 for total gross proceeds of approximately $1.6 million; and

●

an as further adjusted basis to give effect to the sale of 43,750,000 shares of common stock in this offering at a public offering price of $8.00 per share, after deducting the placement agent fees, advisory fees and estimated offering expenses.

You should read this information in conjunction with the information contained elsewhere in this prospectus supplement and the accompanying prospectus, including “Use of Proceeds,” and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and the related notes thereto, each included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is incorporated by reference herein, and the other financial information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2020
(in thousands of dollars, except share and per share information)	Actual	As Adjusted	As Further Adjusted
	(unaudited)
Cash and cash equivalents	$80,621	$224,152	$545,876
Debt:
2020/21 Notes, net (1)	12,506	(145)	(145)
Loans payable - other (long-term)	583	583	583
Other long-term liabilities	172	172	172
Stockholders’ equity:
Common stock, $0.01 par value per share; 250,000,000 shares authorized; 119,578,203 shares issued and outstanding, actual; 154,434,494 shares issued and outstanding, as adjusted; and 198,184,494 shares issued and outstanding, as further adjusted	1,196	1,545	1,982
Additional paid-in capital	613,511	770,546	1,091,833
Accumulated deficit	(480,118)	(481,320)	(481,320)
Total stockholders’ equity	$134,589	$290,771	$612,495
Total capitalization	$147,850	$291,381	$613,105

(1)

In December 2020, certain holders of our 2020/21 Notes converted $12.7 million in aggregate outstanding principal amount of 2020/21 Notes (including the applicable make-whole payment) into an aggregate of 5,672,654 shares of common stock pursuant to the terms of the indenture governing the 2020/21 Notes, which represented the entire outstanding principal amount of the 2020/21 Notes. As a result, as of December 31, 2020, all obligations under the 2020/2021 Notes had been fully paid and satisfied, and the 2020/2021 Notes related indenture had been terminated in accordance with its terms at maturity on December 31, 2020.

The number of shares of common stock to be outstanding immediately after this offering as set forth above is based on 119,578,203 shares outstanding as of September 30, 2020, and excludes:

●	1,552 shares of our common stock issuable upon exercise of outstanding options at a weighted-average exercise price of $556.13 per share;

●	132,566 shares of our common stock potentially issuable upon the vesting and exercise of outstanding stock appreciation rights at a weighted-average price of $5.23 per share;

●

2,734,198 shares of our common stock issuable upon exercise of outstanding warrants at a weighted-average exercise price of $3.64 per share, of which 2,588,058 shares were issued from October 1, 2020 through January 19, 2021;

●	1,242,905 shares of common stock available for future grant under our 2010 Plan; and

●	190 shares of common stock available for issuance pursuant to our ESPP.

DILUTION

If you invest in the shares of our common stock in this offering, your ownership interest will be immediately diluted. Dilution represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as further adjusted net tangible book value per share of our common stock immediately after this offering. Historical net tangible book value per share is equal to our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. As of September 30, 2020, our historical net tangible book value was approximately $134.6 million, or $1.13 per share of our common stock, based upon 119,578,203 shares of our common stock outstanding as of September 30, 2020. Our as adjusted net tangible book value as of September 30, 2020, before the issuance and sale of shares of common stock in this offering was approximately $290.8 million, or $1.88 per share of common stock, and reflects the (i) the sale of 26,595,579 shares of common stock under our at-the-market offering programs at a weighted-average public offering price of $5.34 per share from October 1, 2020 through January 19, 2021, after deducting the sales agent fees and offering expenses, (ii) the issuance of 5,672,654 shares of common stock in December 2020 upon conversion of $12.7 million in aggregate outstanding principal amount (including the applicable make-whole payment) of our 2020/21 Notes and (iii) the exercise of Series 2020-A Warrants to purchase an aggregate of 2,588,058 shares of common stock from October 1, 2020 through January 19, 2021 for total gross proceeds of approximately $1.6 million (collectively, the “Adjustments”).

After giving effect to the sale by us of 43,750,000 shares of our common stock in this offering at the public offering price of $8.00 per share and after deducting commissions and estimated aggregate offering expenses payable by us, our as further adjusted net tangible book value as of September 30, 2020 would have been approximately $612.4 million, or $3.09 per share of our common stock. This represents an immediate increase in net tangible book value of $1.21 per share to our existing stockholders and an immediate dilution of $4.91 per share to investors purchasing shares of common stock in this offering.

The following table illustrates this per share dilution to new investors:

Offering price per share		$8.00
Historical net tangible book value per share as of September 30, 2020	$1.13
Increase in net tangible book value per share attributable to the Adjustments	0.75
As adjusted net tangible book value per share before this offering as of September 30, 2020	1.88
Increase in as adjusted net tangible book value per share attributable to new investors	1.21
As further adjusted net tangible book value per share after giving effect to this offering		3.09
Dilution per share to investors in this offering		$4.91

The number of shares of common stock to be outstanding immediately after this offering as set forth above is based on 119,578,203 shares outstanding as of September 30, 2020, and excludes:

●	1,552 shares of our common stock issuable upon exercise of outstanding options at a weighted-average exercise price of $556.13 per share;

●	132,566 shares of our common stock potentially issuable upon the vesting and exercise of outstanding stock appreciation rights at a weighted-average price of $5.23 per share;

●

2,734,198 shares of our common stock issuable upon exercise of outstanding warrants at a weighted-average exercise price of $3.64 per share, of which 2,588,058 shares were issued from October 1, 2020 through January 19, 2021;

●	1,242,905 shares of common stock available for future grant under our 2010 Plan; and

●	190 shares of common stock available for issuance pursuant to our ESPP.

To the extent that any of these outstanding options or stock appreciation rights are exercised, or we issue additional shares under equity incentive plans or employee stock purchase plans, there may be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, such as the terms of the agreements governing our indebtedness, general business conditions, and other factors that our board of directors may deem relevant. In addition, the terms of the agreements governing our indebtedness place certain limitations on the amount of cash dividends we can pay, even if no amounts are currently outstanding.

DESCRIPTION OF OUR COMMON STOCK

See “Description of Capital Stock” in the accompanying prospectus for a description of the material terms of our common stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock.

Scope of this Summary

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder.

Accordingly, this summary is not intended to be, and should not be construed as, legal or tax advice with respect to any particular holder. Each holder should consult its own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences of the acquisition, ownership and disposition of shares of our common stock.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, the positions taken in this summary.

Authorities

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in U.S. federal tax considerations different from those summarized below.

U.S. Holders

As used in this summary, the term “U.S. Holder” means a beneficial owner of shares of our common stock acquired pursuant to this prospectus supplement that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation) organized under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●

a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. holder” means a beneficial owner of shares of our common stock acquired pursuant to this prospectus supplement that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes). A Non-U.S. Holder should review the discussion under the heading “Non-U.S. Holders” below for more information.

Holders Subject to Special U.S. Federal Income Tax Rules

This summary deals only with persons or entities who hold shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, such as: banks, insurance companies, and other financial institutions; dealers or traders in securities, commodities or foreign currencies; regulated investment companies; U.S. expatriates or former long-term residents of the U.S.; persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code; persons holding shares of our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment; persons holding shares of our common stock as a result of a constructive sale; real estate investment trusts; U.S. Holders that have a “functional currency” other than the U.S. dollar; holders that acquired shares of our common stock in connection with the exercise of employee stock options or otherwise as consideration for services; or holders that are “controlled foreign corporations” or “passive foreign investment companies.” Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences of the acquisition, ownership and disposition of shares of our common stock.

If an entity classified as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. This summary does not address the tax consequences to any such owner or entity. Partners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock.

Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax, or non-U.S. tax consequences to holders of the acquisition, ownership and disposition of shares of our common stock. Each holder should consult its own tax advisors regarding the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax, and non-U.S. tax consequences of the acquisition, ownership and disposition of shares of our common stock.

U.S. Holders

Distributions on Shares of Our Common Stock

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we were to pay cash dividends in the future, such distributions made on shares of our common stock generally would be included in a U.S. Holder’s income as ordinary dividend income to the extent of our current or accumulated earnings and profits (determined under U.S. federal income tax principles) as of the end of our taxable year in which the distribution occurred. Dividends received by certain non-corporate U.S. Holders may be eligible for taxation at preferential rates provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits would be treated as a return of capital to the extent of a U.S. Holder’s adjusted tax basis in the shares and thereafter as capital gain from the sale or exchange of such shares, which would be taxable according to rules discussed under the heading “Sale or Other Taxable Disposition of Shares of Our Common Stock,” below. Dividends received by a corporate holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale or Other Taxable Disposition of Shares of Our Common Stock

Upon the sale, other taxable disposition of shares of our common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the shares of our common stock sold or otherwise disposed of. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in the shares of our common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) may be eligible for taxation at preferential rates. Deductions for capital losses are subject to limitations under the Code.

Additional Tax on Passive Income

Individuals, estates and certain trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and net gain from the disposition of property (other than property held in certain trades or businesses). U.S. Holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of shares of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on shares of our common stock and to the proceeds of a sale of shares of our common stock paid to a U.S. Holder unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders

Distributions on Shares of Our Common Stock

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we were to pay cash dividends in the future on our common stock, such distributions would be subject to U.S. federal income tax in the manner described below.

Cash distributions on shares of our common stock generally would constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles as of the end of our taxable year in which the distribution occurred. Distributions in excess of current and accumulated earnings and profits would be applied against and reduce a Non-U.S. Holder’s tax basis in shares of our common stock, to the extent thereof, and any excess would be treated as capital gain realized on the sale or other disposition of the shares and subject to tax in the manner described under the heading “Sale or Other Taxable Disposition of Shares of Our Common Stock,” below.

Any dividends paid to a Non-U.S. Holder with respect to shares of our common stock that constitute dividends under the rules described above generally would be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the U.S. and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Holder, would not be subject to this withholding tax, but instead would be subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. A Non-U.S. Holder generally must deliver an IRS Form W-8ECI certifying under penalties of perjury that such dividends are effectively connected with a U.S. trade or business of the holder in order for effectively connected dividends to be exempt from this withholding tax. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of shares of our common stock who is entitled to and wishes to claim the benefits of an applicable treaty rate (and avoid backup withholding as discussed below) with respect to dividends received generally must (i) complete an IRS Form W-8BEN or W-8BEN-E (or an acceptable substitute form) and make certain certifications, under penalty of perjury, to establish its status as a non-U.S. person and its entitlement to treaty benefits or (ii) if the stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

The certification requirements described above must be satisfied prior to the payment of dividends and may be required to be updated periodically. A Non-U.S. Holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or Other Taxable Disposition of Shares of Our Common Stock

In general, a Non-U.S. Holder of shares of our common stock will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of such shares of our common stock, unless: (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the U.S. and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder (in which case, the special rules described below apply), (ii) in the case of a Non-U.S. Holder who is an individual, such holder is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S., or (iii) subject to certain exceptions, we are or have been a “U.S. real property holding corporation,” as such term is defined in Section 897(c) of the Code, during the shorter of the five-year period ending on the date of disposition or the holder’s holding period of our shares of our common stock.

We believe we currently are not, and do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Any gain described in (i) above will be subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. If the Non-U.S. Holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder on the shares of our common stock and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or information sharing agreement. In addition, dividends paid to a Non-U.S. Holder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of shares of our common stock within the U.S. or conducted through certain U.S. related financial intermediaries is subject to information reporting and, depending upon the circumstances, backup withholding unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person) or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act (“FATCA”)

Legislation commonly referred to as the Foreign Account Tax Compliance Act and associated guidance, or FATCA, generally will impose a 30% U.S. federal withholding tax on any “withholdable payment” (as defined below) paid to (i) a “foreign financial institution” (as specifically defined in the legislation), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its U.S. “account” holders (as specifically defined in the legislation) and meets certain other specified requirements, or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each such substantial U.S. owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Under final regulations and other current guidance, “withholdable payments” generally include dividends on shares of our common stock, and (subject to the proposed Treasury regulations discussed below) the gross proceeds of a disposition of shares of our common stock. Proposed Treasury regulations eliminate withholding under FATCA on payments of gross proceeds. Taxpayers may rely on these proposed Treasury regulations until final Treasury regulations are issued, but such Treasury regulations are subject to change. Investors are urged to consult their own tax advisors regarding the possible application of these rules to their investment in shares of our common stock.

PLAN OF DISTRIBUTION

Pursuant to an engagement agreement, we have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent in connection with this offering of the shares of common stock pursuant to this prospectus supplement. The placement agent has agreed to use reasonable best efforts to arrange for the sale of the securities pursuant to this prospectus supplement. The terms of this offering are subject to market conditions and negotiations between us, the placement agent and prospective investors. The engagement agreement does not give rise to any commitment by the placement agent to purchase any of our shares of common stock and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. The placement agent will have no authority to bind us by virtue of the engagement agreement and the placement agent does not guarantee that it will be able to raise new capital in any prospective offering. The placement agent may engage sub-agents or selected dealers to assist with the offering.

We have entered into a securities purchase agreement directly with institutional investors, who will purchase our shares of common stock in this offering, providing such investors with certain representations, warranties and covenants from us.

We will deliver the shares of common stock being issued to the investors upon receipt of investor funds for the purchase of the shares of common stock offered pursuant to this prospectus supplement. We expect to deliver the shares of common stock being offered pursuant to this prospectus on or about January 22, 2021.

The placement agent may distribute this prospectus supplement electronically.

An associated person of the placement agent purchased in this offering, on the same terms and conditions as the investors in this offering, 125,000 shares of common stock for an aggregate purchase price of $1.0 million.

Commissions and Expenses

We have agreed to pay the placement agent a total cash fee equal to 7.0% of the gross proceeds of this offering. The following table shows the per share and total placement agent fees payable to the placement agent by us in connection with this offering.

	Per Share of Common Stock	Total
Public offering price	$8.00	$350,000,000
Placement agent’s fees payable by us	$0.56	$24,500,000
Proceeds, before expenses, to us	$7.44	$325,500,000

Citigroup Capital Markets Inc. will be paid an advisory fee as capital markets advisor to us equal to 3.5% of the gross proceeds of this offering, which amount will be paid from the fee otherwise payable to the placement agent hereunder. We will also reimburse the placement agent for the placement agent’s legal fees and expenses in the amount of up to $100,000 and $15,950 for closing fees. In addition, we have agreed to pay each of Piper Sandler & Co., Stifel, Nicolaus & Company, Incorporated and Roth Capital Partners, LLC, an advisory fee in the amount of 0.3% of the gross proceeds of this offering. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses and the advisory fees, will be approximately $625,000.

Right of First Refusal

We have also granted the placement agent a right of first refusal to act as the sole book-running manager, underwriter or placement agent, as applicable, in a public or private offering of equity or equity-linked securities, including a registered direct offering, using an underwriter or placement agent until May 15, 2021, subject to certain exceptions, and to act as exclusive sales agent in any at-the-market offering until January 19, 2022.

Other Relationships

The placement agent and its respective affiliates have engaged in, and may in the future engage in, investment banking, advisory and other commercial dealings in the ordinary course of business with us or our affiliates for which they have received and may continue to receive customary fees and commissions.

Determination of Offering Price

The actual offering price of the shares of common stock we are offering was negotiated between us, the placement agent and prospective investors, based on the trading of our shares of common stock prior to the offering, among other things, and may be at a discount to the current market price. The shares of common stock offered hereby will be sold at a fixed price until the completion of the offering.

Lock-up Agreements

We have agreed with the investors in this offering, for a period of 30 days following the date of closing of the offering and each of our officers and directors have agreed, for a period of 30 days following the date of closing of the offering, to be subject to a lock-up period, subject to certain customary exceptions. This means that, during the applicable lock-up period, we may not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock, and our officers and directors may not transfer or sell any shares of common stock, subject to certain exceptions.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by the placement agent and any profit realized on the resale of the securities sold by the placement agent while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities; and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Indemnification

We have agreed to indemnify the placement agent and specified other persons against certain liabilities, including liabilities under the Securities Act, relating to or arising out of the placement agent’s activities under the placement agency agreement and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

Listing

Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “GEVO”.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus supplement will be passed upon by Perkins Coie LLP, Denver, Colorado. Ellenoff Grossman & Schole LLP, New York, New York will act as counsel for the placement agent in connection with this offering.

EXPERTS

The audited consolidated financial statements incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered hereby. This prospectus supplement and the accompanying prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed thereto. Statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us, which you may access free of charge. You may also access our reports and proxy statements free of charge at our website, www.gevo.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement or the accompanying prospectus. The prospectus supplement and the accompanying prospectus included in this filing are part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, as indicated above, or from us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information or documents into this prospectus supplement and the accompanying prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 17, 2020;

●

our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on May 13, 2020, August 10, 2020 and November 12, 2020, respectively;

●

our Current Reports on Forms 8-K filed with the SEC on January 13, 2020, March 23, 2020, March 31, 2020, April 9, 2020, June 5, 2020, July 8, 2020, August 14, 2020, August 18, 2020, August 20, 2020, August 24, 2020, August 26, 2020, December 30, 2020 and December 31, 2020; and

●

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 4, 2011 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description (including Exhibit 4.13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 17, 2020).

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or the accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities offered by this prospectus supplement. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered herewith, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Gevo, Inc., Attention: Investor Relations, 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, telephone (303) 858-8358.

PROSPECTUS

Gevo, Inc.

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Purchase Contracts

Units

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We may offer and sell the securities described in this prospectus from time to time in one or more offerings. The specific terms of the securities, including their offering prices, will be contained in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. The securities may be sold to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis. See “Plan of Distribution.”

Our common stock is traded on the Nasdaq Capital Market under the symbol “GEVO.” On January 15, 2021, the last reported sales price of our common stock on the Nasdaq Capital Market was $6.40 per share.

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Investing in our securities involves risks. See “Risk Factors” on page 3 of this prospectus, and any applicable prospectus supplement, and in the documents that are incorporated by reference herein.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is January 19, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (“SEC”) using the “shelf” registration process as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer the securities described in this prospectus, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus does not contain all the information provided in the registration statement filed with the SEC. You should carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” and “Information Incorporated By Reference” before you make an investment decision.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Information Incorporated By Reference.”

This prospectus and any accompanying prospectus supplements may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus or any accompanying prospectus supplement are the property of their respective owners.

Unless the context otherwise indicates, references in this prospectus to “we,” “us,” “our,” the “Company” and “Gevo” refer to Gevo, Inc., a Delaware corporation, and its consolidated subsidiaries. The term “you” refers to a prospective investor.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, any prospectus supplement and the documents incorporated herein by reference include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

When used in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein, the words “expect,” “believe,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. These statements relate to future events or our future financial or operational performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These forward-looking statements include, among other things, statements about: the impact of the novel coronavirus (“COVID-19”) pandemic on our business, our financial condition and our results of operations and liquidity, risks and uncertainties related to our ability to sell our products, our ability to expand or continue production of isobutanol, renewable hydrocarbon products and ethanol at our wholly-owned, commercial-scale renewable isobutanol plant in Luverne, Minnesota, our strategy to pursue low-carbon renewable fuels, our ability to replace our fossil-based energy sources with renewable energy sources at our production facilities, our ability and plans to construct a commercial hydrocarbon facility to produce renewable premium gasoline and jet fuel, our ability to raise additional funds to continue operations and/or expand our production capabilities, our ability to perform under our existing renewable hydrocarbon offtake agreements and other supply agreements we may enter into in the future, our ability to enter into additional hydrocarbon supply agreements, our ability to obtain project finance debt and third-party equity for our renewable natural gas project, our ability to produce isobutanol, renewable hydrocarbon products and ethanol on a commercial level and at a profit, achievement of advances in our technology platform, the success of our upgraded production facility, the availability of suitable and cost-competitive feedstocks, our ability to gain market acceptance for our products, the expected cost-competitiveness and relative performance attributes of our isobutanol, renewable hydrocarbon products and ethanol, additional competition and changes in economic conditions, and the future price and volatility of petroleum and products derived from petroleum.

Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements such as those contained in documents we have filed with the SEC, including, but not limited to, those in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the documents incorporated by reference herein, and the section entitled “Risk Factors” of this prospectus and any accompanying prospectus supplement. All forward-looking statements in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein are qualified entirely by the cautionary statements included in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein. These risks and uncertainties or other important factors could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. These forward-looking statements speak only as of the date made. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and you should not rely on the forward-looking statements as representing our views as of any date subsequent to the date such statement is made.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks described in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference in this prospectus and any applicable prospectus supplement, as well as other information in this prospectus and any applicable prospectus supplement, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties not known to us or that we deem immaterial may also impair our business, financial condition, results of operations and prospects.

OUR COMPANY

We are a growth-oriented renewable fuels technology and development company that is commercializing the next generation of renewable low-carbon liquid transportation fuels, such as sustainable aviation fuel (“renewable jet fuel” or “SAF”), renewable isooctane (“renewable gasoline”) and renewable diesel fuel, with the potential to achieve a “net zero” greenhouse gas (“GHG”) footprint and address global needs of reducing GHG emissions with sustainable alternatives to petroleum fuels. Our technology transforms carbon from the atmosphere using photosynthetic energy, wind energy, and biogas energy into liquid hydrocarbons with a low GHG footprint.

As next generation renewable fuels, our hydrocarbon transportation fuels have the advantage of being “drop-in” substitutes for conventional fuels that are derived from crude oil, working seamlessly and without modification in existing fossil-fuel based engines, supply chains and storage infrastructure. In addition, with SAF, the carbon footprint of air travel can be reduced, or in the long run, eliminated on a net carbon basis, without change to planes or fuel systems. In addition to the potential of net zero carbon emissions across the whole fuel life-cycle, our renewable fuels eliminate other pollutants associated with the burning of traditional fossil fuels such as particulates and sulfur, while delivering superior performance. We believe that the world is substantially under-supplied with low-carbon, drop-in renewable fuels that can be immediately used in existing transportation engines and infrastructure, and we are uniquely positioned to grow in serving that demand.

We use low-carbon, renewable resource-based raw materials as feedstocks. In the near-term, our feedstocks will primarily consist of non-food corn. As our technology is applied globally, feedstocks can consist of sugar cane, molasses or other cellulosic sugars derived from wood, agricultural residues and waste. Our patented fermentation yeast biocatalyst produces isobutanol, a four-carbon alcohol, via the fermentation of renewable plant biomass carbohydrates. The resulting renewable isobutanol has a variety of direct applications but, more importantly to our fundamental strategy, serves as a building block to make renewable isooctane (which we refer to as renewable premium gasoline) and renewable jet fuel using simple and common chemical conversion processes. We also reduce or eliminate fossil-based process energy inputs by replacing them with renewable energy such as wind-powered electricity and renewable natural gas.

We were incorporated in Delaware in June 2005 under the name Methanotech, Inc. and filed an amendment to our certificate of incorporation changing our name to Gevo, Inc. on March 29, 2006.

Our principal executive offices are located at 345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112, and our telephone number is (303) 858-8358. We maintain an Internet website at www.gevo.com. Information contained on our website is not incorporated by reference in this prospectus and you should not consider information contained on our website as part of this prospectus or any applicable prospectus supplement.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities offered by us under this prospectus for general corporate purposes, which may include, among others, repayment or refinancing of debt, acquisitions, working capital, capital expenditures, and repurchases or redemptions of securities. We will retain broad discretion over the allocation of net proceeds from the sale of any securities offered by us.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only.  This description is based upon, and is qualified by reference to, our amended and restated certificate of incorporation, as amended, our amended and restated bylaws, and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”).  This summary is not complete.  You should read our amended and restated certificate of incorporation and amended and restated bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, issuable in one or more series designated by our board of directors. As of January 15, 2021, there were 150,401,012 shares of common stock and no shares of preferred stock outstanding.

Common Stock

The holders of our common stock have one vote per share. Holders of common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to participate equally in dividends when and as dividends may be declared by our board of directors out of funds legally available for the payment of dividends. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the prior rights of our creditors and the liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of common stock will be entitled to share in the remaining assets on a pro rata basis. No shares of common stock are subject to redemption or have redemptive rights to purchase additional shares of common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “GEVO”.

Preferred Stock

Our amended and restated certificate of incorporation provides that we may issue shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock, including the likelihood that such holders will receive dividend payments and payments upon liquidation, and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a stockholder rights plan. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of our existing management. There are currently no shares of preferred stock outstanding.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law

The DGCL, our amended and restated certificate of incorporation, and our amended and restated bylaws contain provisions that could discourage or make more difficult a change in control of us, including an acquisition of us by means of a tender offer, a proxy contest and removal of our incumbent officers and directors, without the support of our board of directors. A summary of these provisions follows.

Statutory Business Combination Provision

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

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the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

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upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, we have not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

Election and Removal of Directors

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding are able to elect all of our directors. Directors may be removed only with cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by the holders of common stock at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by written consent of the stockholders.

Stockholder Meetings

Under our amended and restated certificate of incorporation and our amended and restated bylaws, only our board of directors, acting pursuant to a resolution adopted by a majority of the directors then in office, may call a special meeting of the stockholders, and any business conducted at any special meeting will be limited to the purpose or purposes specified in the notice for such special meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

In order for our stockholders to bring nominations or business before an annual meeting properly, they must comply with certain notice requirements as provided by our amended and restated bylaws. Typically, in order for such notices to be timely, they must be provided to us not earlier than the close of business on the 120th day prior to the one-year anniversary of the preceding year’s annual meeting and not later than the close of business on the 90th day prior to the one-year anniversary of the preceding year’s annual meeting. For such notices to be timely in the event the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the one-year anniversary of the preceding year’s annual meeting, notice must be provided to us not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such meeting is first made.

Exclusive Forum Provision

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware shall, unless we consent in writing to the selection of an alternative forum, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Notwithstanding this exclusive forum provision, the exclusive forum provision shall not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the Exchange Act or the Securities Act, or the respective rules and regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees.

Amendment of Charter Provisions

The affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our voting stock, voting together as a single class, is required to, among other things, alter, amend or repeal certain provisions of our amended and restated certificate of incorporation, including those related to the classification of our board of directors, the amendment of our bylaws and certificate of incorporation, restrictions against stockholder actions by written consent, the designated parties entitled to call a special meeting of the stockholders and the indemnification of officers and directors.

Our amended and restated bylaws may only be amended (or new bylaws adopted) by our board of directors or the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 6201 15th Avenue, Brooklyn, New York 11219 and its telephone number is (718) 921-8300. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol "GEVO."

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time under this prospectus. We will set forth in an accompanying prospectus supplement a description of the debt securities that may be offered under this prospectus. The debt securities will be issued under one or more indentures, which may include existing indentures. The applicable prospectus supplement and other offering material relating to such offering will describe the specific terms relating to the series of debt securities being offered, including a description of the material terms of the indenture (and any supplemental indentures) governing such series. These terms may include the following:

●	the title of the series of the offered debt securities;

●	the price or prices at which the offered debt securities will be issued;

●	any limit on the aggregate principal amount of the offered debt securities;

●	the date or dates on which the principal of the offered debt securities will be payable;

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the rate or rates (which may be fixed or variable) per year at which the offered debt securities will bear interest, if any, or the method of determining the rate or rates and the date or dates from which interest, if any, will accrue;

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if the amount of principal, premium or interest with respect to the offered debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which these amounts will be determined;

●	the date or dates on which interest, if any, on the offered debt securities will be payable and the regular record dates for the payment thereof;

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the place or places, if any, in addition to or instead of the corporate trust office of the trustee, where the principal, premium and interest with respect to the offered debt securities will be payable;

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the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, pursuant to optional redemption provisions;

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the terms on which we would be required to redeem or purchase the offered debt securities pursuant to any sinking fund or similar provision, and the period or periods within which, the price or prices at which and the terms and conditions on which the offered debt securities will be so redeemed and purchased in whole or in part;

●	the denominations in which the offered debt securities will be issued;

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the form of the offered debt securities and whether the offered debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

●	the portion of the principal amount of the offered debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount;

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if other than U.S. dollars, the currency or currencies in which the offered debt securities will be denominated and payable, and the holders' rights, if any, to elect payment in a foreign currency or a foreign currency unit other than that in which the offered debt securities are otherwise payable;

●	whether the offered debt securities will be issued with guarantees and, if so, the terms of any guarantee of the payment of principal and interest with respect to the offered debt securities;

●	any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture;

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whether the offered debt securities will be convertible or exchangeable into other securities, and if so, the terms and conditions upon which the offered debt securities will be convertible or exchangeable;

●	whether the offered debt securities will be senior or subordinated debt securities;

●	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the offered debt securities; and

●	any other specific terms of the offered debt securities.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete and is subject to, and is qualified in its entirety by, all provisions of the applicable deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of the preferred stock underlying the depositary shares to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the underlying preferred stock.

If there is a distribution other than in cash, the depositary will distribute property (including securities) received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property and distributing the net proceeds from the sale to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of us, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and such other charges (including those in connection with the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the preferred stock and the transferring, splitting or grouping of depositary receipts) as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of depositary receipts, the depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by the holders of a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

●	all outstanding depositary shares have been redeemed; or

●	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having the requisite combined capital and surplus as set forth in the applicable agreement.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either we or it is prevented or delayed by law or any circumstance beyond its control in performing its obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common stock, preferred stock or other securities. Warrants may be issued independently or together with debt securities, common stock, preferred stock or other securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The summary of the terms of the warrants contained in this prospectus is not complete and is subject to, and is qualified in its entirety to, all provisions of the applicable warrant agreement.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

●	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

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the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

●	whether the warrants are to be sold separately or with other securities as parts of units;

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whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

●	any applicable material U.S. federal income tax consequences;

●	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

●	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

●	the designation and terms of any equity securities purchasable upon exercise of the warrants;

●	the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

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if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;

●	if applicable, the date from and after which any warrants issued as part of a unit and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

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the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

●	information with respect to book-entry procedures, if any;

●	the antidilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

●	any redemption or call provisions; and

●	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of debt securities, shares of common stock or preferred stock, or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts. The summary of the terms of the purchase contracts contained in this prospectus is not complete and is subject to, and is qualified in its entirety by, all provisions of the applicable purchase contracts.

The prospectus supplement related to any particular purchase contracts will describe, among other things, the material terms of the purchase contracts and of the securities being sold pursuant to such purchase contracts, a discussion, if appropriate, of any special U.S. federal income tax considerations applicable to the purchase contracts and any material provisions governing the purchase contracts that differ from those described above. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date or other specific circumstances occur. The summary of the terms of the units contained in this prospectus is not complete and is subject to, and is qualified in its entirety by, all provisions of the applicable unit agreements.

Any prospectus supplement related to any particular units will describe, among other things:

●	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

●	if appropriate, any special U.S. federal income tax considerations applicable to the units; and

●	any material provisions of the governing unit agreement that differ from those described above.

The applicable provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities,” “Description of Depositary Shares,” “Description of Warrants” and “Description of Purchase Contracts,” will apply to each unit and to each security included in each unit, respectively.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby:

●	directly to one or more purchasers;
●	through agents;
●	through dealers;
●	through underwriters;
●	through a combination of any of the above methods of sale; or
●	through any other methods described in a prospectus supplement.

We will identify the specific plan of distribution, including any direct purchasers, agents, dealers, underwriters and, if applicable, their compensation, the purchase price, the net proceeds to us, the public offering price, and any discounts or concessions allowed or reallowed or paid to dealers, in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions, at-the-market offerings and transactions on the Nasdaq Capital Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities.

Offers to purchase the securities may be solicited directly by us or by agents designated by us from time to time. We will, in the prospectus supplement relating to an offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

If an underwriter or underwriters are utilized in the sale, we will execute an underwriting agreement with the underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The obligations of underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities of a series if any are purchased.

We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities offered by this prospectus will be passed upon for us by Perkins Coie LLP, Denver, Colorado.

EXPERTS

The audited consolidated financial statements incorporated by reference in this registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available free of charge over the Internet at the SEC’s web site at www.sec.gov. Our filings with the SEC are also available free of charge on our website at www.gevo.com. The information on our website is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus and any prospectus supplement (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

●	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 17, 2020;
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our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on May 13, 2020, August 10, 2020 and November 12, 2020, respectively;

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our Current Reports on Forms 8-K filed with the SEC on January 13, 2020, March 23, 2020, March 31, 2020, April 9, 2020, June 5, 2020,  July 8, 2020,  August 14, 2020,  August 18, 2020,  August 20, 2020, August 24, 2020, August 26, 2020, December 30, 2020 and December 31, 2020; and

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the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 4, 2011 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description (including Exhibit 4.13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 17, 2020).

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Gevo, Inc., Attention: Investor Relations, 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, telephone (303) 858-8358.

Gevo, Inc.

43,750,000 Shares of Common Stock

PROSPECTUS SUPPLEMENT

H.C. Wainwright & Co.

January 19, 2021